As filed with the Securities and Exchange Commission on October 28, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Allscripts-Misys Healthcare Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4392754
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(Address of Principal Executive Offices)

Allscripts Healthcare Solutions, Inc.

Amended and Restated 1993 Stock Incentive Plan

(Full Title of the Plan)

Glen E. Tullman

Chief Executive Officer

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(312) 506-1262

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Brian Vandenberg, Esq.

Senior Vice President and General Counsel

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(312) 506-1219

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000 shares	$4.93(2)	$49,300,000	$1,937.49

(1)

This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Allscripts Healthcare Solutions, Inc. Amended and Restated 1993 Stock Incentive Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on October 24, 2008.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENTS BY REFERENCE

This Registration Statement relates to the registration of 10,000,000 additional shares of common stock, $0.01 par value per share, of the Registrant to be offered pursuant to the Registrant’s Amended and Restated 1993 Stock Incentive Plan, as indicated on the facing sheet hereof. Pursuant to General Instruction E to Form S-8, regarding the registration of additional shares, the Registrant hereby incorporates herein by reference the Registration Statements on Form S-8 relating to the Registrant’s Amended and Restated 1993 Stock Incentive Plan filed by the Registrant with the Securities and Exchange Commission on April 19, 2001 (SEC file no. 333-59212), April 9, 2003 (SEC file no. 333-104416), June 23, 2006 (SEC file no. 333-135282), and March 27, 2007 (SEC file no. 333-141600).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 on Form 10-K/A filed by the Registrant on April 25, 2008;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008;

(c)	The Registrant’s current reports on Form 8-K filed on January 7, 2008 (as amended on Form 8-K/A filed by the Registrant on February 28, 2008), January 31, 2008, March 18, 2008, March 19, 2008, March 20, 2008, March 27, 2008, July 30, 2008, August 20, 2008, August 22, 2008, August 29, 2008, September 16, 2008, September 19, 2008, September 22, 2008, September 29, 2008, October 2, 2008, October 6, 2008 October 10, 2008; October 17, 2008 and October 23, 2008 (with respect to Item 5.02 only);

(d)	The audited combined balance sheets of Misys Healthcare Systems, LLC (“MHS”) as of May 31, 2007 and May 31, 2008 for the years then ended and the audited combined statements of operations and cash flows of MHS as of May 31, 2006, May 31, 2007 and May 31, 2008 for the years then ended reported as part of the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on August 21, 2008;

(e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007; and

(f)	The description of Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-49568) filed with the Securities and Exchange Commission on November 8, 2000, including any amendment filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law (“DGCL”) and the Registrant’s second amended and restated certificate of incorporation the Registrant is required, subject to some limitations and to the fullest extent authorized by law, to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and certain settlements, actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or are threatened to be made a party or are otherwise involved by reason of the fact that they are a director or officer of the Registrant or were serving at the Registrant’s request as a director, officer, employee or agent of another entity so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. The Registrant’s second amended and restated certificate of incorporation also provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL provides, however, that liability for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, the unlawful purchase or redemption of stock or unlawful payment of dividends or any transaction from which the director derived an improper personal benefit cannot be eliminated or limited in this manner. The Registrant’s second amended and restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by applicable law, director liability for monetary damages for breach of fiduciary duty.

In addition, the Registrant has purchased directors and officers liability insurance. Some of the Registrant’s directors also are indemnified by third parties with which they are affiliated against liabilities that such directors may incur in their capacities as directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 27th day of October, 2008.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Glen E. Tullman
Name: Glen E. Tullman
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Lee A. Shapiro and William J. Davis, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 27th day of October, 2008.

Signatures	Title

/s/ Glen E. Tullman Glen E. Tullman	Director and Chief Executive Officer (Principal Executive Officer)

/s/ William J. Davis William J. Davis	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael Lawrie Michael Lawrie	Executive Chairman of the Board of Directors

M.L. Gamache	Director

Sir Dominic Cadbury	Director

/s/ Philip D. Green Philip D. Green	Director

/s/ James Malone James Malone	Director

/s/ John King John King	Director

/s/ Michael J. Kluger Michael J. Kluger	Director

Cory A. Eaves	Director

/s/ Kelly J. Barlow Kelly J. Barlow	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant.+

4.2	Bylaws of the Registrant.+

4.3	The Registrant’s Amended and Restated 1993 Stock Incentive Plan. ++

4.4*	Amendment to the Registrant’s Amended and Restated 1993 Stock Incentive Plan.

5.1*	Opinion of Sidley Austin LLP regarding legality of securities.

23.1*	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included in the Signature Page to this Registration Statement).

*	Filed herewith.

+	Incorporated herein by reference from the Allscripts-Misys Healthcare Solutions, Inc. Current Report on Form 8-K filed on October 17, 2008.

++	Incorporated herein by reference from the Allscripts-Misys Healthcare Solutions, Inc. Current Report on Form 8-K filed on June 25, 2007.